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Exhibit 99.1

[SYLVAN LEARNING SYSTEMS, INC. LOGO]

Sylvan Contacts:
Sean Creamer Chief Financial Officer (410) 843-8991	Steve Drake Vice President, Communications (410) 843-6295	Chris Symanoskie Manager, Investor Relations (410) 843-6394

SYLVAN LEARNING SYSTEMS ACQUIRES LEADING
HOTEL MANAGEMENT SCHOOL

Acquisition of Glion Positions Sylvan International Universities as
Global Leader in Hospitality Management Education

        BALTIMORE (September 4, 2002)—Sylvan Learning Systems, Inc. (NASDAQ: SLVN) today announced the acquisition of the Glion Group S.A., the parent company of Glion Hotel School S.A., a leading hospitality management school in Switzerland.

        The agreement makes Sylvan International Universities (SIU) one of the world's leaders in the rapidly growing hotel management education sector, with a total of more than 2,500 students currently enrolled at five campus locations in SIU-managed schools. Sylvan acquired the Les Roches Hotel Management School in Bluche, Switzerland in October, 2000, and in March, 2002 acquired a campus in Marbella, Spain, which was previously a franchise of Les Roches. That campus has an enrollment of more than 300 students.

        "The addition of Glion to our growing network of universities is good news for our students, our faculty and the global hospitality industry," said Raph Appadoo, President and CEO of Sylvan International Universities. "We plan to maintain separate identities for Glion and Les Roches, but will encourage the two schools to share their specific areas of expertise and knowledge."

        Mr. Appadoo added, "Our aim is to expand internationally both the Les Roches and Glion brands. That strategy will include the establishment of feeder schools in new key markets and plans to share curriculum with our existing platform universities in Spain, Chile, and Mexico. Sylvan International Universities is fully committed to hospitality management education as one of our key vertical markets, along with business, information technology and healthcare."

        A leader in the hospitality industry had words of praise for Sylvan's announcement.

        "Glion and Les Roches have produced many talented and successful executives in our industry," said Wolf Hengst, President of Worldwide Hotel Operations at Four Seasons Hotels and Resorts. "By bringing together these two prestigious institutions, Sylvan is well-positioned to meet the growing, global demand for management talent in the hospitality industry today."

        Founded in 1962, Glion (www.glion.ch) is accredited by the New England Association of Schools and Colleges, offers six hospitality management degrees in English and French, and serves more than 1,200 students from more than 70 countries through three campus locations in Glion, Bulle, and Leysin, Switzerland. Each campus offers students a modern infrastructure, an intimate learning atmosphere, and a world-renowned curriculum.

        Sylvan acquired 100% ownership of Glion with an investment of $15.8 million in cash. In connection with the acquisition, Sylvan also assumed Glion's mortgage debt of $24 million related to the school's substantial real estate holdings.

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        For the full year 2002, Glion S.A. is expected to generate revenues of approximately $20.3 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $3.7 million. The Glion acquisition is expected to be accretive to Sylvan's 2003 earnings.

        The results of the operations of Glion Group S.A. will be combined with Les Roches' Switzerland and Spain operations as part of a consolidated SIU hospitality management education segment.

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About Sylvan International Universities

        Sylvan International Universities ("SIU") (www.sylvanu.com) is pioneering the largest and most ambitious network of post-secondary education institutions worldwide. SIU operates a network of six post-secondary institutions serving more than 56,000 students at 25 campus locations worldwide. The SIU network of universities includes Universidad Europea (UEM) based in Madrid; Universidad del Valle de Mexico (UVM) based in Mexico City; Universidad de las Americas (UDLA), based in Santiago, Chile; Les Roches Hotel Management School (Les Roches), based in Crans-Montana, Switzerland; Glion Hotel School (Glion), based in Glion, Switzerland; and Ecole Supérieure du Commerce Extérieur (ESCE), based in Paris.

        Aside from the significant supply-demand imbalance in most post-secondary education markets outside the United States, SIU expects to benefit from worldwide trends in education deregulation and the growing need for career-oriented education in an increasingly knowledge-based, global economy.

About Sylvan Learning Systems

        Sylvan Learning Systems, Inc. (www.sylvan.net) is the leading provider of education services to families and schools worldwide. The Sylvan Learning Center business provides personalized instruction services to K-12 students through direct consumer relationships. Sylvan Education Solutions provides tutoring and related services under contract to school systems. Sylvan provides courses to adult students throughout the world in the areas of teacher training, and accredited university offerings through Online Higher Education and Sylvan International Universities. Sylvan International Universities is pioneering the largest and most ambitious network of post-secondary education institutions worldwide. Sylvan Ventures, Sylvan's research and investment vehicle, focuses on bringing emerging technology solutions to the education and training marketplace.

Forward Looking Statements

        This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties. Political, economic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website. (To access this information on our website, please click on "Investor Relations," "SEC Filings").

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  Exhibit 99.1